                                  EXHIBIT 99.15

                               CRABBE HUSON FUNDS

                                DISTRIBUTION PLAN


          DISTRIBUTION PLAN, as of _______________, 1996, of Crabbe Huson Funds, a Delaware business trust (the "Trust").

                                    RECITALS

          1. The Trust has been organized to operate as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act").

          2. The Trustees of the Trust under the Trust's Declaration of Trust are authorized to issue an unlimited number of shares of beneficial interest of the Trust, without par value (the "Shares"), and to create an unlimited number of series of Shares of the Trust with each series having its own investment objectives, assets and liabilities.

          3. The Trust intends to distribute the Shares in accordance with Rule 12b-1 ("Rule 12b-1") under the 1940 Act and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to Rule 12b-1.

          4. The Trust operates as a "series company" within the meaning of Rule 18f-2 of the Act. Pursuant to its Declaration of Trust the Trust has authorized nine series of its shares of beneficial interest.

          5. The Trust desires to engage Crabbe Huson Securities, Inc. (the "Distributor") to provide certain distribution services for the Trust.

          6. The Distributor is a broker/dealer properly licensed to act as a distributor of securities and is willing to act as such in the sale and distribution of shares of each of the series as are designated by the Trust.

          7. The Trust desires to enter into a distribution agreement in such form as may from time to time be approved by the Trustees of the Trust in the manner specified in Rule 12b-1 (the "Distribution Agreement") with the Distributor, whereby the Distributor will provide facilities and personnel and render services to the Trust in connection with the offering and distribution of the Shares.


DISTRIBUTION PLAN - 1

          8. The Trust desires to reimburse the Distributor, within specified limits, for the Distributor's actual expenses incurred in the distribution and promotion of the Shares.

          9. The Trustees, in considering whether the Trust should adopt and implement this Plan, have evaluated such information as they deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and have considered such pertinent factors as they deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and have determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and its shareholders.

                                      PLAN

          NOW, THEREFORE, the Trustees hereby adopt this Plan for the Trust as a plan of distribution in accordance with Rule 12b-1, on the following terms and conditions:

          1. The Distributor shall perform such services and bear such costs as shall be specified in a Distribution Agreement approved by a majority of all the Trustees and of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees").

          2. The proper officers of the Trust may authorize the direct or indirect use of the Trust assets to finance the sale of Shares ("Additional Sales Activity"). Expenses attributable to such Additional Sales Activity may include, without limitation, the cost of printing sales literature, prospectuses, statements of additional information and reports used for sale purposes for persons other than then-current shareholders, the cost of mailing such materials in circumstances in which the Distributor will not incur such mail costs, compensation paid to registered representatives of the Distributor and to broker/dealers which have entered into sales agreements with the Distributor, compensation to investment advisors and other persons or entities that promote the sale of any Series' Shares, advertisement, promotion, marketing and sales expenses and compensation to investment advisers or other persons or entities that promote the sale of any Series' Shares.

          3. The Trust may pay up to one-twelfth (1/12) of .25% of each series' average daily net assets on a monthly basis to the Distributor to reimburse the Distributor for actual expenses incurred in the distribution and promotion of that series' Shares, to the extent permitted by Rule 12b-1, and as determined in accordance with the Trust's prospectus and the Rules of Fair


DISTRIBUTION PLAN - 2

Practice of the National Association of Securities Dealers, Inc. All or any part of the reimbursements may be waived by the Distributor in the Distribution Agreement. Distribution expenses that are not allocable to a specific series shall be allocated to a series based on the number of new accounts established by that series compared with the number of new accounts established by all Series.

          4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Declaration of Trust of the Trust or By-Laws of the Trust or any applicable statutory or regulatory requirement to which the Trust is subject or by which it is bound, or to relieve or deprive the Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

          5. This Plan shall become effective as to each series upon (1) approval by a vote of at least a "majority of the outstanding voting securities" of that series, and (b) approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

          6. This Plan shall continue in effect indefinitely for each series; PROVIDED, HOWEVER, that such continuance is subject to annual approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire as to any series on the date which is 15 months after the date of last approval.

          7. This Plan may be amended at any time by the Trustees, provided that (a) any amendment to increase materially the amount to be expended from the assets of the Trust for the services described herein shall be effective only upon the approval by a vote of a "majority of the outstanding voting securities" of any series affected by the amendment, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Trustees and of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated as to any series at any time by a vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of that particular series.

          8. The officers of the Trust shall provide the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.


DISTRIBUTION PLAN - 3

          9. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" of the Trust shall be committed to the discretion of such disinterested Trustees.

          10. For the purpose of this Plan, the terms "interested persons" and "majority of the outstanding voting securities" are used as defined in the 1940 Act.

          11. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made, and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

          12. This Plan shall be construed in accordance with the laws of the State of Oregon and the applicable provisions of the 1940 Act.

          13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan shall not be affected thereby.


DISTRIBUTION PLAN - 4